EXHIBIT 5.1

Don A. Paradiso P.A. 2400 N.E. 9th Street, Suite 204 Fort Lauderdale, Florida 33304 (954) 801-3573 donparadiso@myfloridacorporatelawyer.com

January 19, 2017

India Globalization Capital, Inc.
4336 Montgomery Ave
Bethesda, Maryland 20814

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to India Globalization Capital, Inc., a Maryland corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of (i) up to 3,039,417 shares (the “Plan Shares”) of common stock, $.0001 par value per share, of the Company (the “Common Stock”) pursuant to Awards granted or which may be granted under the Company’s 2008 Omnibus Incentive Plan (the “2008 Plan”).  Capitalized terms used herein without definition shall have the meanings ascribed to them in the 2008 Plan.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the 2008 Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2008 Plan and any relevant agreements thereunder, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the General Corporation Law of the State of Maryland. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Don A. Paradiso Esq.
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Don A. Paradiso Esq.